Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

April 21, 2022

For Immediate Release

Vicor Corporation Reports Results for the First Quarter Ended March 31, 2022

Andover, MA, April 21, 2022 (GLOBE NEWSWIRE) – Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2022. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the first quarter ended March 31, 2022 totaled $88.3 million, a 0.6% decrease from $88.8 million for the corresponding period a year ago, and a 2.2% sequential decrease from $90.3 million in the fourth quarter of 2021.

Gross margin decreased to $37.6 million for the first quarter of 2022, compared to $44.7 million for the corresponding period a year ago, and decreased sequentially from $40.8 million for the fourth quarter of 2021. Gross margin, as a percentage of revenue, decreased to 42.6% for the first quarter of 2022, compared to 50.3% for the corresponding period a year ago, and from 45.2% for the fourth quarter of 2021.

Net income for the first quarter was $5.0 million, or $0.11 per diluted share, compared to net income of $15.1 million or $0.34 per diluted share, for the corresponding period a year ago and net income of $8.9 million, or $0.20 per diluted share, for the fourth quarter of 2021.

Cash flow from operations totaled $4.6 million for the first quarter, compared to cash flow from operations of $17.8 million for the corresponding period a year ago, and cash flow from operations of $14.2 million in the fourth quarter of 2021. Capital expenditures for the first quarter totaled $22.7 million, compared to $9.3 million for the corresponding period a year ago and $16.8 million for the fourth quarter of 2021. The sum of cash, cash equivalents, and short-term investments as of March 31, 2022 decreased 7.3% sequentially to approximately $211.1 million compared to approximately $227.6 million as of December 31, 2021.

Commenting on first quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “For three consecutive quarters, component shortages and capacity constraints have caused revenues to fall short of expectations with increasing costs and manufacturing inefficiencies impacting margins.”

“The Q1 book-to-bill ratio came in well above 1, with one-year backlog increasing nearly 23% from the prior quarter. Substantial progress on production rates and margins awaits capacity expansion which is nearing completion for initial operations to start in Q3.”

“Capital investment into our first ChiP foundry accelerated in Q1. With its one million panels per year capacity, our Andover fab will support higher production rates necessary to catch up with rapidly expanding global demand for advanced power system solutions in major growth markets.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, April 21, 2022 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to pre-register with BT Conferencing, the service provider hosting the conference call, so that he or she, on the day of the call, may avoid waiting for the BT Conferencing operator to register callers individually. Those pre-registering on BT Conferencing’s website will receive a special dial-in number and PIN for call access. Pre-registration may be completed at any time prior to 5:00 p.m. on April 21, 2022. Telephone participants who are unable to pre-register should dial 877-299-4502 at approximately 4:45 p.m. and use the Passcode 57704219. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May 6, 2022. The replay dial-in number is 888-286-8010 and the Passcode is 19042467. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2021, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James F. Schmidt, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)
	MAR 31, 2022	MAR 31, 2021
Net revenues	$88,282	$88,796
Cost of revenues	50,681	44,096

Gross margin	37,601	44,700
Operating expenses:
Selling, general and administrative	18,568	16,954
Research and development	14,253	13,026

Total operating expenses	32,821	29,980

Income from operations	4,780	14,720
Other income (expense), net	162	232

Income before income taxes	4,942	14,952
Less: Provision (benefit) for income taxes	(48)	(143)

Consolidated net income	4,990	15,095
Less: Net income (loss) attributable to noncontrolling interest	(9)	3

Net income attributable to Vicor Corporation	$4,999	$15,092

Net income per share attributable to Vicor Corporation:
Basic	$0.11	$0.35
Diluted	$0.11	$0.34
Shares outstanding:
Basic	43,952	43,455
Diluted	44,954	44,841

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	MAR 31, 2022 (Unaudited)	DEC 31, 2021 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$191,050	$182,418
Short-term investments	20,003	45,215
Accounts receivable, net	52,659	55,097
Inventories, net	73,861	67,322
Other current assets	7,021	6,708

Total current assets	344,594	356,760
Long-term deferred tax assets	206	208
Long-term investment, net	2,536	2,639
Property, plant and equipment, net	140,494	115,975
Other assets	1,519	1,623

Total assets	$489,349	$477,205

Liabilities and Equity
Current liabilities:
Accounts payable	$22,572	$21,189
Accrued compensation and benefits	12,592	12,753
Accrued expenses	3,172	4,158
Sales allowances	1,605	1,464
Short-term lease liabilities	1,214	1,551
Income taxes payable	21	66
Short-term deferred revenue and customer prepayments	8,384	7,912

Total current liabilities	49,560	49,093
Long-term deferred revenue	332	413
Contingent consideration obligations	—	—
Long-term income taxes payable	574	569
Long-term lease liabilities	6,694	3,225

Total liabilities	57,160	53,300
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	350,025	346,221
Retained earnings	222,632	217,633
Accumulated other comprehensive loss	(1,824)	(1,328)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	431,906	423,599
Noncontrolling interest	283	306

Total equity	432,189	423,905

Total liabilities and equity	$489,349	$477,205